Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Frank Morgan	Harlow Sumerford
615-344-2688	615-344-1851

HCA HEALTHCARE REPORTS FIRST QUARTER 2024 RESULTS

Nashville, Tenn., April 26, 2024 – HCA Healthcare, Inc. (NYSE: HCA) today announced financial and operating results for the first quarter ended March 31, 2024.

Key first quarter metrics (all percentage changes compare 1Q 2024 to 1Q 2023 unless otherwise noted):

●	Revenues totaled $17.339 billion
●	Net income attributable to HCA Healthcare, Inc. totaled $1.591 billion, or $5.93 per diluted share
●	Adjusted EBITDA totaled $3.353 billion
●	Cash flows from operating activities totaled $2.469 billion
●	Same facility admissions increased 6.2 percent while same facility equivalent admissions increased 5.2 percent

“The strong fundamentals we saw in our business this past year continued into the first quarter of 2024. This momentum generated strong financial results that were driven primarily by broad-based volume growth,” said Sam Hazen, Chief Executive Officer of HCA Healthcare.

Revenues in the first quarter of 2024 totaled $17.339 billion, compared to $15.591 billion in the first quarter of 2023. Net income attributable to HCA Healthcare, Inc. totaled $1.591 billion, or $5.93 per diluted share, compared to $1.363 billion, or $4.85 per diluted share, in the first quarter of 2023. Results for the first quarter of 2024 include gains on sales of facilities of $201 million, or $0.57 per diluted share, primarily related to the sale of a hospital facility in California. Results for the first quarter of 2023 include losses on sales of facilities of $15 million, or $0.08 per diluted share. During the first quarter of 2023, we recorded $145 million of revenues, or $0.40 per diluted share, related to resolving certain disputed claims from prior years with a commercial payer.

For the first quarter of 2024, Adjusted EBITDA totaled $3.353 billion, compared to $3.172 billion in the first quarter of 2023. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Healthcare, Inc. to Adjusted EBITDA is included in this release.

Same facility admissions increased 6.2 percent while same facility equivalent admissions increased 5.2 percent in the first quarter of 2024, compared to the prior year period. Same facility emergency room visits increased 7.2 percent in the first quarter of 2024, compared to the prior year period. Same facility inpatient surgeries increased 1.7 percent, and same facility outpatient surgeries declined 2.1 percent in the first quarter of 2024, compared to the same period of 2023. Same facility revenue per equivalent admission increased 3.5 percent in the first quarter of 2024, compared to the first quarter of 2023.

Balance Sheet and Cash Flows from Operations

As of March 31, 2024, HCA Healthcare, Inc.’s balance sheet reflected cash and cash equivalents of $1.284 billion, total debt of $40.191 billion, and total assets of $56.962 billion. During the first quarter of 2024, capital expenditures totaled $1.118 billion, excluding acquisitions. Cash flows provided by operating activities in the first quarter of 2024 totaled $2.469 billion, compared to $1.803 billion in the first quarter of 2023.

During the first quarter of 2024, the Company repurchased 3.894 million shares of its common stock at a cost of $1.180 billion. The Company had $5.595 billion remaining under its repurchase authorization as of March 31, 2024. As of March 31, 2024, the Company had $7.987 billion of availability under its credit facilities.

Dividend

HCA today announced that its Board of Directors declared a quarterly cash dividend of $0.66 per share on the Company’s common stock. The dividend will be paid on June 28, 2024 to stockholders of record at the close of business on June 14, 2024.

The declaration and payment of any future dividend will be subject to the discretion of the Board of Directors and will depend on a variety of factors, including the Company’s financial condition, results of operations, and contractual restrictions. Future dividends are expected to be funded by cash balances and future cash flows from operations.

2024 Guidance

Today, the Company reaffirmed its 2024 estimated guidance ranges issued on January 30, 2024.

The Company’s 2024 guidance contains a number of assumptions, including, among others, the Company’s current expectations regarding patient volumes and payor mix as well as general economic conditions, including inflation, and excludes the impact of items such as, but not limited to, gains or losses on sales of facilities, losses on retirement of debt, legal claims costs and impairment of long-lived assets.

Adjusted EBITDA is a non-GAAP financial measure. A table reconciling forecasted net income attributable to HCA Healthcare, Inc. to forecasted Adjusted EBITDA is included in this release.

The Company’s guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below in the Company’s “Forward-Looking Statements.”

Earnings Conference Call

HCA Healthcare will host a conference call for investors at 9:00 a.m. Central Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed through the Company’s Investor Relations web page at https://investor.hcahealthcare.com/events-and-presentations/default.aspx.

About the Company

As of March 31, 2024, HCA operated 188 hospitals and approximately 2,400 ambulatory sites of care, including surgery centers, freestanding emergency rooms, urgent care centers and physician clinics, in 20 states and the United Kingdom.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company’s financial guidance for the year ending December 31, 2024, as well as other statements that do not relate solely to historical or current facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) changes in or related to general economic conditions nationally and regionally in our markets, including inflation and economic and business conditions (and the impact thereof on the economy, financial markets and banking industry); changes in revenues due to declining patient volumes; changes in payer mix (including increases in uninsured and underinsured patients); potential increased expenses related to labor, supply chain or other expenditures; workforce disruptions; supply shortages and disruptions (including as a result of geopolitical disruptions); and the impact of potential federal government shutdowns, (2) the impact of our significant indebtedness and the ability to refinance such indebtedness on acceptable terms, (3) the impact of current and future federal and state health reform initiatives and possible changes to other federal, state or local laws and regulations affecting the health care industry, including, but not limited to, proposals to expand coverage of federally-funded insurance programs as an alternative to private insurance or establish a single-payer system (such reforms often referred to as “Medicare for All”), (4) the effects related to the implementation of sequestration spending reductions required under the Budget Control Act of 2011, related legislation extending these reductions and those required under the Pay-As-You-Go Act of 2010 as a result of the federal budget deficit impact of the American Rescue Plan Act of 2021, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (5) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (6) the ability to achieve operating and financial targets, attain expected levels of patient volumes and revenues, and control the costs of providing services, (7) possible changes in Medicare, Medicaid and other state programs, including Medicaid supplemental payment programs, Medicaid waiver programs or state directed payments, that may impact reimbursements to health care providers and insurers and the size of the uninsured or underinsured population, (8) personnel-related capacity constraints, increases in wages and the ability to attract, utilize and retain qualified management and other personnel, including affiliated physicians, nurses and medical and technical support personnel, (9) the highly competitive nature of the health care business, (10) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under third-party payer agreements, the ability to enter into and renew third-party payer provider agreements on acceptable terms and the impact of consumer-driven health plans and physician utilization trends and practices, (11) the efforts of health insurers, health care providers, large employer groups and others to contain health care costs, (12) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (13) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (14) changes in accounting practices, (15) the emergence of and effects related to pandemics, epidemics and outbreaks of infectious diseases or other public health crises, including but not limited to developments related to COVID-19, (16) future divestitures which may result in charges and possible impairments of long-lived assets, (17) changes in business strategy or development plans, (18) delays in receiving payments for services provided, (19) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (20) the impact of known and unknown government investigations, litigation and other claims that may be made against us, (21) the impact of actual and potential cybersecurity incidents or security breaches, including the data security incident disclosed in July 2023, (22) our ongoing ability to demonstrate meaningful use of certified electronic health record technology and the impact of interoperability requirements, (23) the impact of natural disasters, such as hurricanes and floods, physical risks from climate change or similar events beyond our control, (24) changes in U.S. federal, state, or foreign tax laws including interpretive guidance that may be issued by taxing authorities or other standard setting bodies, (25) the results of our efforts to use technology and resilience initiatives, including artificial intelligence and machine learning, to drive efficiencies, better outcomes and an enhanced patient experience, and (26) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2023 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to “Company,” “HCA” and “HCA Healthcare” as used throughout this release refer to HCA Healthcare, Inc. and its affiliates.

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

First Quarter

Unaudited

(Dollars in millions, except per share amounts)

	2024		2023

	Amount	Ratio	Amount	Ratio

Revenues	$17,339	100.0%	$15,591	100.0%

Salaries and benefits	7,707	44.4	7,084	45.4
Supplies	2,671	15.4	2,423	15.5
Other operating expenses	3,606	20.9	2,894	18.7
Equity in losses of affiliates	2	-	18	0.1
Depreciation and amortization	795	4.5	756	4.8
Interest expense	512	3.0	479	3.1
Losses (gains) on sales of facilities	(201)	(1.2)	15	0.1

	15,092	87.0	13,669	87.7

Income before income taxes	2,247	13.0	1,922	12.3

Provision for income taxes	445	2.6	379	2.4

Net income	1,802	10.4	1,543	9.9

Net income attributable to noncontrolling interests	211	1.2	180	1.2

Net income attributable to HCA Healthcare, Inc.	$1,591	9.2	$1,363	8.7

Diluted earnings per share	$5.93		$4.85

Shares used in computing diluted earnings per share (millions)	268.016		280.961

Comprehensive income attributable to HCA Healthcare, Inc.	$1,583		$1,383

HCA Healthcare, Inc.

Condensed Consolidated Balance Sheets

Unaudited

(Dollars in millions)

	March 31,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$1,284	$935
Accounts receivable	10,044	9,958
Inventories	1,903	2,021
Other	2,051	2,013

	15,282	14,927

Property and equipment, at cost	59,440	58,548
Accumulated depreciation	(31,344)	(30,833)

	28,096	27,715

Investments of insurance subsidiaries	471	477
Investments in and advances to affiliates	736	756
Goodwill and other intangible assets	9,967	9,945
Right-of-use operating lease assets	2,211	2,207
Other	199	184

	$56,962	$56,211

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,735	$4,233
Accrued salaries	1,759	2,127
Other accrued expenses	3,619	3,871
Long-term debt due within one year	3,028	2,424

	13,141	12,655

Long-term debt, less debt issuance costs and discounts of $381 and $333	37,163	37,169
Professional liability risks	1,571	1,557
Right-of-use operating lease obligations	1,912	1,903
Income taxes and other liabilities	1,905	1,867

Stockholders’ equity:
Stockholders’ deficit attributable to HCA Healthcare, Inc.	(1,615)	(1,774)
Noncontrolling interests	2,885	2,834

	1,270	1,060

	$56,962	$56,211

HCA Healthcare, Inc.

Condensed Consolidated Statements of Cash Flows

First Quarter

Unaudited

(Dollars in millions)

	2024	2023

Cash flows from operating activities:
Net income	$1,802	$1,543
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	(90)	238
Inventories and other assets	77	(214)
Accounts payable and accrued expenses	(517)	(1,066)
Depreciation and amortization	795	756
Income taxes	444	372
Losses (gains) on sales of facilities	(201)	15
Amortization of debt issuance costs and discounts	9	9
Share-based compensation	87	77
Other	63	73

Net cash provided by operating activities	2,469	1,803

Cash flows from investing activities:
Purchase of property and equipment	(1,118)	(1,197)
Acquisition of hospitals and health care entities	(96)	(115)
Sales of hospitals and health care entities	310	165
Change in investments	2	(13)
Other	(1)	9

Net cash used in investing activities	(903)	(1,151)

Cash flows from financing activities:
Issuances of long-term debt	4,483	—
Net change in revolving credit facilities	(1,880)	1,240
Repayment of long-term debt	(2,066)	(550)
Distributions to noncontrolling interests	(152)	(187)
Payment of debt issuance costs	(40)	(3)
Payment of dividends	(185)	(175)
Repurchase of common stock	(1,180)	(846)
Other	(196)	(204)

Net cash used in financing activities	(1,216)	(725)

Effect of exchange rate changes on cash and cash equivalents	(1)	7

Change in cash and cash equivalents	349	(66)
Cash and cash equivalents at beginning of period	935	908

Cash and cash equivalents at end of period	$1,284	$842

Interest payments	$538	$574
Income tax payments, net	$1	$7

HCA Healthcare, Inc.

Operating Statistics

	First Quarter
	2024	2023
Operations:
Number of Hospitals	188	180
Number of Freestanding Outpatient Surgery Centers*	121	126
Licensed Beds at End of Period	49,724	48,891
Weighted Average Beds in Service	42,564	41,684

Reported:
Admissions	560,869	525,235
% Change	6.8%
Equivalent Admissions	981,521	916,535
% Change	7.1%
Revenue per Equivalent Admission	$17,666	$17,011
% Change	3.9%
Inpatient Revenue per Admission	$18,923	$17,828
% Change	6.1%

Patient Days	2,781,596	2,637,903
% Change	5.4%
Equivalent Patient Days	4,867,793	4,603,141
% Change	5.7%

Inpatient Surgery Cases	133,398	130,460
% Change	2.3%
Outpatient Surgery Cases	252,835	255,971
% Change	-1.2%

Emergency Room Visits	2,428,914	2,252,669
% Change	7.8%

Outpatient Revenues as a
Percentage of Patient Revenues	36.9%	37.7%

Average Length of Stay (days)	4.959	5.022

Occupancy**	75.2%	74.0%

Same Facility:
Admissions	555,681	523,458
% Change	6.2%
Equivalent Admissions	960,772	913,434
% Change	5.2%
Revenue per Equivalent Admission	$17,569	$16,981
% Change	3.5%
Inpatient Revenue per Admission	$18,964	$17,796
% Change	6.6%

Inpatient Surgery Cases	132,274	130,010
% Change	1.7%
Outpatient Surgery Cases	247,721	253,023
% Change	-2.1%

Emergency Room Visits	2,400,190	2,238,063
% Change	7.2%

*	Excludes freestanding endoscopy centers (24 centers at March 31, 2024 and 22 centers at March 31, 2023).
**	Reflects the rate of occupancy (patient days and observations) based on weighted average beds in service.

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

	First Quarter
	2024	2023

Revenues	$17,339	$15,591

Net income attributable to HCA Healthcare, Inc.	$1,591	$1,363
Losses (gains) on sales of facilities (net of tax)	(154)	22

Net income attributable to HCA Healthcare, Inc., as adjusted (a)	1,437	1,385
Depreciation and amortization	795	756
Interest expense	512	479
Provision for income taxes	398	372
Net income attributable to noncontrolling interests	211	180

Adjusted EBITDA (a)	$3,353	$3,172

Adjusted EBITDA margin (a)	19.3%	20.3%

Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$5.93	$4.85
Losses (gains) on sales of facilities	(0.57)	0.08

Net income attributable to HCA Healthcare, Inc., as adjusted (a)	$5.36	$4.93

Shares used in computing diluted earnings per share (millions)	268.016	280.961

(a)

Net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). These non-GAAP financial measures are adjusted to exclude losses (gains) on sales of facilities and losses on retirement of debt. We believe net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA as the primary measures to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and GAAP net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that adjustments, including losses (gains) on sales of facilities and losses on retirement of debt will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

2024 Operating Results Forecast

(Dollars in millions, except per share amounts)

	For the Year Ending
	December 31, 2024
	Low	High

Revenues	$67,750	$70,250

Net income attributable to HCA Healthcare, Inc. (a)	$5,200	$5,600
Depreciation and amortization	3,200	3,270
Interest expense	1,985	2,040
Provision for income taxes	1,615	1,740
Net income attributable to noncontrolling interests	850	900

Adjusted EBITDA (a) (b)	$12,850	$13,550

Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$19.70	$21.20

Shares used in computing diluted earnings per share (millions)	264.000	264.000

The Company’s forecasted guidance range is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks.

(a)

The Company does not forecast the impact of items such as, but not limited to, losses (gains) on sales of facilities, losses on retirement of debt, legal claim costs (benefits) and impairments of long-lived assets because the Company does not believe that it can forecast these items with sufficient accuracy.

(b)

Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles (“GAAP”). We believe Adjusted EBITDA is an important measure that supplements discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon Adjusted EBITDA as a primary measure to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA is utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry.

Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.